As filed with the Securities and Exchange Commission on March 26, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Finch Therapeutics Group, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	82-3433558
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Inner Belt Road, Suite 400
Somerville, Massachusetts 02143	02143
(Address of Principal Executive Offices)	(Zip Code)

Finch Therapeutics Group, Inc. 2017 Equity Incentive Plan

Finch Therapeutics Group, Inc. 2021 Equity Incentive Plan

Finch Therapeutics Group, Inc. 2021 Employee Share Purchase Plan

(Full title of the plan)

Mark Smith, Ph.D.

Chief Executive Officer

Finch Therapeutics Group, Inc.

200 Inner Belt Road, Suite 400

Somerville, Massachusetts 02143

(617) 229-6499

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Divakar Gupta Ryan S. Sansom Courtney T. Thorne Cooley LLP 500 Boylston Street Boston, Massachusetts 02116 (617) 937-2300	Joseph D. Vittiglio General Counsel and Corporate Secretary Finch Therapeutics Group, Inc. 200 Inner Belt Road, Suite 400 Somerville, Massachusetts 02143 (617) 229-6499

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share
—Common Stock reserved for future grant under the 2021 Equity Incentive Plan	5,291,446(2)(3)	$16.01(7)(c)	$84,716,050.46	$9,243.00
—Common Stock reserved for future grant under the 2021 Employee Stock Purchase Plan	500,000(4)	$13.61(7)(d)	$6,805,000.00	$743.00
—Outstanding under the 2017 Equity Incentive Plan (Options)	1,218,946(5)	$3.95(7)(a)	$4,814,836.70	$526.00
—Outstanding under the 2021 Equity Incentive Plan (Options)	815,214(6)	$17.00(7)(b)	$13,858,638.00	$1,512.00
TOTAL	7,825,606	—	$110,194,525.16	$12,024.00

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001(the “Common Stock”) that become issuable under the Registrant’s 2017 Equity Incentive Plan (the “2017 Plan”), the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) or the Registrant’s 2021 Employee Share Purchase Plan (the “ESPP”) by reason of any share dividend, share split, recapitalization or any other similar transaction that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Represents shares of Common Stock reserved for future grant under the 2021 Plan. Pursuant to the terms of the 2021 Plan, a number of shares equal to any shares subject to outstanding awards originally granted under the 2017 Plan that (a) expire or terminate for any reason prior to exercise or settlement; (b) are forfeited because of the failure to meet a contingency or condition required to vest such shares or otherwise return to the Registrant or (c) are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award shall become available for future issuance pursuant to the 2021 Plan.

(3)

The 2021 Plan also provides that the number of shares of Common Stock reserved for issuance under the 2021 Plan will automatically increase on January 1st of each year, beginning on January 1, 2022 through January 1, 2031, by the lesser of (1) 1.0% of the total number of shares of common stock outstanding on the last day of the year before the date of the automatic increase, and (2) 1,400,000 shares; provided that before the date of any such increase, the Registrant’s board of directors may determine that such increase will be less than the amount set forth in clauses (1) and (2). This explanation is provided for information purposes only. The issuance of such shares is not being registered on this Registration Statement.

(4)

Represents shares of Common Stock reserved for issuance under the ESPP. The ESPP provides that the number of shares of Common Stock reserved for future issuance under the ESPP will automatically increase on January 1st of each year, for a period of not more than 10 years, commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (1) 1.0% of the total number of shares of Common Stock outstanding on the last date of the year before the automatic increase; and (2) 1,400,000 shares of Common Stock provided that before the date of any such increase, the Registrant’s board of directors may determine that such increase will be less than the amount set forth in clauses (1) and (2). The issuance of such shares is not being registered on this Registration Statement.

(5)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under the 2017 Plan.
(6)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under the 2021 Plan.
(7)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon (a) $3.95, which is the weighted-average exercise price for outstanding options granted under the 2017 Plan, (b) $17.00, which is the weighted-average exercise price for outstanding options granted under the 2021 Plan, (c) $16.01, which is the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Stock Market LLC on March 25, 2021 and (d) $13.61, which is the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Stock Market LLC on March 25, 2021, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Finch Therapeutics Group, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a) The Registrant’s Prospectus dated March 18, 2021 filed pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1 (File No. 333-253622), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) The description of the Registrant’s Common Stock which is contained in the Registrant’s Registration Statement on Form 8-A filed on March 16, 2021 (File No. 001-40227) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

See the description of the Registrant’s Common Stock contained in the Registration Statement on Form S-1 (File No. 333-253622).

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The Registrant’s amended and restated certificate of incorporation effective March 23, 2021 contains provisions that eliminate the liability of its directors for monetary damages to the fullest extent under applicable law.

The Registrant’s amended and restated bylaws effective March 23, 2021 provide that:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

In addition, the Registrant has entered, and intends to continue to enter, into indemnification agreements with each of its current directors and executive officers. These agreements provide for the indemnification of directors and executive officers for all expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of the Registrant, subject to certain exceptions.

The Registrant currently carries liability insurance for its directors and officers for securities matters.

The indemnification provisions in the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers is sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

See also the undertakings set out in response to Item 9 hereof.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Description	Incorporated by Reference
		Schedule Form	File Number	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.	8-K	001-40227	3.1	March 23, 2021

4.2	Amended and Restated Bylaws of Finch Therapeutics Group, Inc.	8-K	001-40227	3.2	March 23, 2021

4.3	Form of Common Stock Certificate.	S-1/A	333-253622	4.2	March 18, 2021

4.4	2017 Equity Incentive Plan.	S-1	333-253622	10.1	February 26, 2021

4.5*	2021 Equity Incentive Plan and the forms of agreements thereunder.

4.6*	2021 Employee Stock Purchase Plan.

5.1*	Opinion of Cooley LLP.

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Form S-8).

*	Filed herewith.

ITEM 9.	UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Somerville, Massachusetts, on this 26th day of March, 2021.

FINCH THERAPEUTICS GROUP. INC.

By:	/s/ Mark Smith
Name: Mark Smith, Ph.D.
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark Smith and Gregory Perry, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, ae amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Smith Mark Smith, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	March 26, 2021

/s/ Gregory D. Perry Gregory D. Perry	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 26, 2021

/s/ Chris Shumway Chris Shumway	Director	March 26, 2021

/s/ Domenic Ferrante Domenic Ferrante	Director	March 26, 2021

/s/ Nicholas Haft Nicholas Haft	Director	March 26, 2021

/s/ Christian Lange Christian Lange	Director	March 26, 2021

/s/ Jeffery A. Smisek Jeffery A. Smisek	Director	March 26, 2021

/s Jo Viney Jo Viney, Ph.D.	Director	March 26, 2021